Exhibit 99.B(d)(29)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
EMSO Asset Management Ltd.

Dated as of June 23, 2015, as amended December 9, 2021

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Multi-Strategy Alternative Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		EMSO Asset Management Ltd.

By:	/s/ James Smigiel	By:	/s/ Rory McGregor

Name:	James Smigiel	Name:	Rory McGregor

Title:	Chief Investment Officer	Title:	Chief Operating Officer

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